Exhibit 27(l) – Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Statements” in the Post-Effective Amendment No. 69 to the Registration Statement (Form N-4, No. 033-81216) of Variable Annuity Account C of Voya Retirement Insurance and Annuity Company (the “Registration Statement”).

We also consent to the use of our reports (1) dated March 11, 2022, with respect to the consolidated financial statements and supplemental schedules of Voya Retirement Insurance and Annuity Company and (2) dated April 21, 2022, with respect to the financial statements of each of the subaccounts within Variable Annuity Account C of Voya Retirement Insurance and Annuity Company, for the year ended December 31, 2021, incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, TX

August 12, 2022